EXHIBIT 10.66
                       COMPROMISE AND SETTLEMENT AGREEMENT

     This Agreement is entered into between DeVo Media, Inc. ("DeVo"), and Flex Marketing, Inc., National Boston Medical, Inc., Ernest Zavoral and Remon P. Hayek, collectively referred to as ("Flex"):

     Whereas, Devo asserts claims against Flex alleging breach of Strategic Alliance Agreement entered into on July 10, 1997 as well as a claim for fraudulent inducement. Based on these claims, a civil complaint has been filed in the Mahoning County Court of Common Please entitled DeVo Media, Inc. v. flex Marketing, Inc., et. al. (Case No. 99 CV 832).

     All parties to this agreement wish to reach full and final settlement of all matters and all causes of action arising out of the facts and claim as set forth above.

     The parties to this agreement, in consideration of the mutual covenants and agreements to be performed, as set forth below, agree as follows:

     1. Flex agrees to pay DeVo the sum of Sixty Five Thousand Dollars ($65,000.00), in consideration of which DeVo agrees that all matters arising out of the claim as set forth above (including the above-described suit which is based on that claim) will be, and are, finally compromised and settled.

     2.   The payments from Flex to DeVo will be made as follows:

                           November 15, 1999  -               $32,500.00
                           December 20, 1999  -               $32,500.00

     3. All payments are to be made by certified check, money order, or by check from the Aggers & Joseph IOLTA Account, payable to "DeVo Media, Inc. and its Attorney, Michael W. Callahan"

     4. All payments are due on the dates described in item 2 above and are to be delivered to the office of Attorney Michael W. Callahan, 500 Mayfield Road, Suite 301, Cleveland, Ohio 44124.

     5. Upon receipt of the sum of Sixty Five Thousand Dollars ($65,000.00) and final execution of this Agreement, DeVo agrees to file a dismissal, with prejudice, in the action described above.

     6. DeVo, for and on behalf of itself, any agents, heirs, executors, administrators and assigns, hereby agrees to release and forever discharge Flex and all of its successors and assigns, and all of its and their respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, and joint ventures, and each of them, from any and all claims, whether or not known to itself now, which are based upon acts or events that occurred on or before the date on which this Release becomes


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          effective,  including  any and all claims  arising  under any state or federal statute or common law.

     7. DeVo also warrants and promises that no person other than itself is entitled to assert any claims of any kind against Flex on its behalf, and agrees to indemnify and hold harmless Flex against any such claims that may be asserted by any other person..

     8. This Agreement is not an admission by Flex that it has violated any common law, or any federal, state or local statute, or acted wrongfully in any way.

     9. This Agreement is conditioned upon all payments, as described in item 2 above, being made in a timely manner.


     All parties have read this Agreement and understand all of its terms. All parties have the option to allow an attorney to review this Agreement. All parties execute Agreement with full knowledge of its significance.


Flex Marketing, Inc.                    DeVo Media, Inc.

By: /s/ Ernest Zavoral                  By: Berbie Vogel
--------------------------              -----------------------
Date:10-27-99                           Date: 10/22/99


National Boston Medical, Inc.           Ernest Zavoral

By: /s/ Daniel Hoyng                    By: /s/ Ernest Zavoral
-------------------------               ------------------------
Date:                                   Date: 10-27-99


Remon P. Hayek

By: /s/ Remon P. Hayek
------------------------------
Date: 10/28/99